AGREEMENT OF SALE

            THIS AGREEMENT OF SALE (this "Agreement"), made this 11th day of March, 2008 (the "Effective Date"), by and between UNIFI MANUFACTURING, INC., a North Carolina corporation (hereinafter called "Seller"), and 1019 REALTY, LLC, a South Carolina limited liability company (hereinafter called "Buyer").  The Effective Date shall be the last date this Agreement is executed by either Buyer or Seller.

W I T N E S S E T H

        For and in consideration of the mutual undertakings contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

  1.                  Property.

            (a)               Seller hereby agrees to sell and convey to Buyer who agrees to purchase, all those certain lots, pieces or parcels of ground (the "Land"), together with the improvements located thereon (the "Improvements"), situated in DILLON, SOUTH CAROLINA and consisting of an approximately 536,000 square foot building on approximately 63 acres of land, located at 1019 Titan Road and more commonly referred to as Seller's Dillon Plant (hereinafter sometimes called the "Dillon Plant"), said lot, piece or parcel being more particularly described as:

All of the owned and leased real property acquired by Seller in the textile plant/business transaction between the parties effective January 1, 2007, as set forth in the Asset Purchase Agreement dated October 26, 2006, to which reference is hereby made; and

as shown on a drawing attached hereto and designated as Exhibit "A" and made a part hereof and more particularly described on Exhibit "A-1" attached hereto and made a part hereof (the Land and the Improvements, as well as the Building Fixtures and Systems (as hereinafter defined) and the Personal Property (identified below) are collectively referred to as the "Property").

              (b)              The sale set forth in this Agreement shall also include:

(i)                the fixtures, machinery, equipment and systems (electrical, plumbing, HVAC and like systems) which are located in the Improvements and generally used in the operation of the facility, as opposed to operation of discrete textile business applications (collectively, "Building Fixtures and Systems"). Specifically excluded is any textile machinery and equipment not identified on Exhibit "C" as being a part of the Property;

(ii)             the leases and similar agreements pertaining to the use or occupancy of the Property, or any part thereof, which are scheduled on Exhibit "B" attached hereto or which are entered into by Seller before the Settlement (defined below) with Buyer's approval in accordance with this Agreement (collectively, the "Leases"); (iii) all certificates, licenses, permits, authorizations and approvals issued for or with respect to the Property by governmental and quasi-governmental authorities having jurisdiction ("Licenses, Permits and Approvals"), to the extent transferable; and (iv) all appurtenances, easements and other rights and privileges of record or in any way pertaining or beneficial to the Land or the Improvements; and

(iii)           the textile tools and equipment, machines and other tangible assets (the "Personal Property") specified on Exhibit "C", attached hereto and made a part hereof.

           2.                  Purchase Price.  The total consideration and purchase price (the "Purchase Price"), which Buyer agrees to pay to Seller and which Seller agrees to accept for the Property is FOUR MILLION AND 00/100 DOLLARS ($4,000,000.00), allocated between the real property, both owned and leased at THREE MILLION EIGHT HUNDRED TWENTY-FIVE THOUSAND AND 00/100 DOLLARS ($3,825,000.00) and the Personal Property at ONE HUNDRED SEVENTY-FIVE THOUSAND AND 00/100 ($175,000.00). The Purchase Price shall be payable as follows:

At signing of this Agreement
(the "Deposit")                                              $250,000.00

The Deposit shall be non-refundable, except due to Seller's default.

Cash, check or
federally wired funds at
Settlement                                                     $3,750,000.00

                                 TOTAL                      $4,000,000.00

          The Deposit shall be paid to the Agent (defined below) and shall be placed by Agent in an interest bearing escrow account pending Settlement (as hereinafter defined).  Buyer understands that no interest will be paid on the Deposit unless and until a form W 9 and escrow application are completed and delivered to Agent.  All interest accrued on the Deposit will be paid to Buyer at Settlement or upon the earlier termination of this

                                                                                       2

 Agreement, unless such termination shall be as a result of Buyer's default, in which event the Deposit and all accrued interest shall be paid to Seller.  In the event Agent incurs wiring fees, such fees shall be charged to Buyer.

Buyer's Federal Tax I.D. Number #26-0866145
Seller's Federal Tax I.D. Number # 56-2001082

            3.                  Title.

            (a)               Buyer's obligation to close this transaction shall be conditioned upon, at Settlement, title to the Property being at least in a condition substantially similar to that conveyed to Seller by Dillon Yarn Corporation by deed recorded January 2, 2007 and insurable at regular rates by a Title Company free and clear of all liens, encumbrances, and restrictions other than the following (the "Permitted Exceptions"):  (i) the lien of real estate taxes, water rent and sewer charges that are not due and payable on the Settlement Date, (ii) the standard exclusions, conditions and stipulations contained in the Title Commitment (as hereinafter defined), (iii) easements, privileges, licenses or rights of public utility or public service companies, provided that same do not materially interfere with the use of the Property for manufacturing or similar purposes; (iv) all easements, restrictions, covenants or other matters of record, provided that same do not materially interfere with the use of the Property for manufacturing or similar purposes; (v) special assessments which are or may be pending, or which have become a lien on the Property as of the Settlement Date (but only for installments due after the Settlement Date), (vi) matters which a current and accurate survey of the Property would disclose; (vii) zoning, use and building laws, regulations, ordinances, codes and the like, of any governmental authority or agency applicable to the Property; (viii) statutes and/or ordinances now passed or which may hereafter be passed relating to the opening, closing, widening, narrowing, paving or changing the grade or building line of streets or directing other municipal improvements; and (ix) other matters appearing on the Seller's Owners Policy of title insurance issued by Old Republic National Title Insurance Company, dated January 2, 2007, other than items 5 and 6, under exceptions applicable "As To All Parcels", which will be released or otherwise satisfied and discharged of record at or before Settlement.

            (b)              If Seller is unable to convey title in the quality set forth above, Buyer shall have the option of either (i) taking such title as Seller can give, without abatement of the Purchase Price, or (ii) being repaid all moneys paid on account by Buyer to Agent (together with accrued interest, if any). If Buyer elects the option in Section 3(b)(ii), it shall give Seller written notice thereof, whereupon there shall be no further liability or obligation by either of the parties to the other

                                                                                        3

 hereunder except Buyer's obligation pursuant to Section 19 to return the Property to its prior condition, and this Agreement shall become null and void and of no force or effect.

              4.                  Property Sold "AS IS" and "WHERE IS".  It is understood that the Property and the Personal Property is being purchased on an "AS-IS" and "WHERE-IS" basis and has been or will be inspected by Buyer or Buyer's duly authorized agent; that the same is and has been purchased as a result of such inspection and not in reliance upon any representations, inducements or promises, either oral or written, made by Seller, Agent or any agent of Seller except as expressly stated in this Agreement,. Seller shall not be responsible or liable for any agreement, condition or stipulation not set forth herein relating to or affecting the Property or the Personal Property.

              5.                  Settlement.

              (a)               Settlement shall be made on the later to occur of (i) on or about March 20, 2008, or such earlier date requested by Buyer, in writing, and (ii) the date on which the conditions set forth in Sections 5(e) and 5(f) hereof have been satisfied or waived by the applicable party ("Settlement Date") by mail (including email and overnight delivery) through Buyer's South Carolina attorney's office in Greenville, South Carolina, unless Seller and Buyer agree in writing to a different time and place ("Settlement").  If Settlement does not occur within one hundred eighty (180) days after the Effective Date (the "Outside Settlement Date"), then thereafter either Seller or Buyer may elect at any time prior to Settlement, to terminate this Agreement, by notice to the other party, effective ten (10) days after the non-terminating party's receipt of the terminating party's notice, unless the Settlement occurs within such 10-day period.

              (b)              Ad valorem taxes, water and sewer charges, and any other items or charges which are properly apportionable under local law or custom shall be apportioned on a per diem basis pro rata as of the date of Settlement.

              (c)              State and local realty transfer taxes, if any, applicable to the sale set forth in this Agreement shall be shared equally by Seller and Buyer.

              (d)              Possession of the Property is to be delivered by executed Deed (defined below) and keys at the time of Settlement, and the acceptance by Buyer of such executed Deed and keys shall constitute an acknowledgment by Buyer of the full performance by Seller of the terms of this Agreement.  Said Deed shall be prepared by Seller or Seller's attorney and the acknowledgment and recording fees paid by Buyer.  A survey, if required or desired, is to be obtained by, and at the sole expense of Buyer.  Seller shall submit to Buyer a copy of the

                                                                                   4

 Deed prior to the time fixed for Settlement.  Buyer shall submit to Seller a copy of the Title Insurance Commitment by the Title Company insuring the title for Buyer and a copy of the survey, if ordered, prior to the time fixed for Settlement.

            (e)              Without limitation to other conditions set forth in this Agreement, and notwithstanding anything contained herein to the contrary, Buyer's obligation to close hereunder is expressly contingent upon the satisfaction, or the express written waiver, of the following conditions:

(i)                As of the Settlement, title to the Property shall be as required by Section 3 of this Agreement;

(ii)             All representations and warranties made by Seller in this Agreement shall be true, complete and accurate in all material respects as of the Settlement Date;

(iii)           Seller shall have performed, observed and complied in all material respects with all agreements, covenants and obligations to be performed by Seller under this Agreement, including without limitation, the execution and/or delivery of all documents required to be executed and/or delivered by or on behalf of Seller hereunder; and

(iv)            Seller shall have obtained a Certificate of Tax Compliance from the South Carolina Department of Revenue or, in the alternative, Seller shall have provided to Buyer a Transferor Affidavit (Tax Lien Inapplicable) in the form of Exhibit "E" attached hereto and made a part hereof.

               If the conditions precedent in this Sections 5(e) above are not satisfied as of the Outside Settlement Date, Buyer may exercise any of the remedies set forth in this Agreement, as applicable, or waive such conditions in whole or in part and proceed to Settlement.

               (f)               Without limitation to other conditions set forth in this Agreement, and notwithstanding anything contained herein to the contrary, Seller's obligation to close hereunder is expressly contingent upon the satisfaction, or the express written waiver, of the following conditions:

(i)                Approval of this Agreement and the transactions contemplated herein by the Seller's lenders and Seller's parent company's (Unifi, Inc.) Board of Directors;

                                                                                       5

(ii)             Receipt of appropriate release documents from Seller's lenders releasing all liens and encumbrances on the Property and the Personal Property;

(iii)           All representations and warranties made by Buyer in this Agreement shall be true, complete and accurate in all material respects as of the Settlement Date; and

(iv)            Buyer shall have performed, observed and complied in all material respects with all agreements, covenants and obligations to be performed by Buyer under this Agreement, including without limitation, the execution and/or delivery of all documents required to be executed and/or delivered by or on behalf of Buyer hereunder.

                If the conditions precedent in this Section 5(f) above are not satisfied as of the Outside Settlement Date, Seller may exercise any of the remedies set forth in this Agreement, as applicable, or waive such conditions in whole or in part and proceed to Settlement.  Seller agrees that in the event such approval by its lenders or the Unifi, Inc. Board of Directors is not obtained as herein provided, the Deposit and any other monies paid hereunder by Buyer to Seller or to Title Company shall be returned to Buyer and this Agreement shall terminate and the parties shall have no further liability and obligations hereunder.

               (g)              With the consent and cooperation of Seller, Buyer has obtained a quitclaim deed and other necessary documentation by which Seller may acquire fee title from Dillon County, South Carolina (the "County") to that certain real property that is subject to that certain Lease dated as of December 1, 1997 between the County, as landlord, and Seller (as successor in interest to Buyer), as tenant (the "FILOT Lease").  At or before Settlement, Seller and Dillon Yarn Corporation shall sign such documents as necessary to terminate the FILOT Lease and cooperate with Buyer in the discharge of record of the Memorandum of the FILOT Lease.

               6.                  Closing Documents.

              (a)               At the time and place of Settlement, Seller shall deliver or cause to be delivered to Buyer the following:

(i)                a limited warranty deed (the "Deed"); executed by Seller in recordable form whereby Seller shall convey to Buyer fee simple title to the Property subject only to the Permitted Exceptions;

                                                                                         6

(ii)             a Special Warranty Bill of Sale in the form annexed hereto and made a part hereof as Exhibit D executed by Seller whereby Seller shall convey to Buyer its title to the Building Fixtures and Systems and the Personal Property referenced in Section 1 above (the "Bill of Sale"), free and clear of all liens;

(iii)           an assignment executed by Seller whereby Seller will assign and Buyer shall assume all of Seller's right, title, and interest, including all the obligations of Seller, in, to and under any warranties, Leases, Licenses, Permits and Approvals and Contracts (hereinafter referred to as the "Assignment");

(iv)            all original Leases, Licenses and as many signed originals (or true and correct copies of same) of the Contracts and other items covered by the Assignment as are in Seller's possession, unless previously delivered by Seller to Buyer;

(v)               all equipment operating manuals and all equipment warranties and equipment guarantees, if any, in Seller's possession;

(vi)            all master and duplicate keys to all locks for the Improvements which are in Seller's possession;

(vii)          a non-foreign person certification executed by Seller;

(viii)       a Seller's title affidavit executed by Seller and such other documents as may be reasonably requested by the Title Company;

(ix)            an estoppel certificate executed by Seller with respect to each of the Leases;

(x)              Seller's certification that its representations and warranties herein are true and accurate as of the Settlement in all material aspects; and

(xi)            A Certificate of Tax Compliance from the South Carolina Department of Revenue or, in the alternative, a Transferor Affidavit (Tax Lien Inapplicable) in the form of Exhibit "E" attached hereto and made a part hereof.

                (b)              At the time and place of Settlement, Buyer shall deliver or cause to be delivered to Seller the following:

(i)                the balance of the Purchase Price; and

                                                                                             7

(ii)             such other documents as may be reasonably requested by Seller to carry out the intent of this Agreement or by the Title Company.

If Buyer fails to deliver (i) and (ii) then Seller is not obligated to close.

                7.                  Risk of Loss.  Subject to Buyer's insurance and other obligations as more particular described in this Agreement, all risk of loss shall be on Seller prior to Settlement.  In the event that there is a material casualty or condemnation of all or any portion of the Property, Buyer may either (i) continue to Settlement without an abatement in Purchase Price, but Seller will assign any and all rights to Buyer for insurance or condemnation awards, or (ii) terminate this Agreement in which the Deposit, plus all accrued interest, shall be delivered to Buyer and this Agreement shall be null and void and of no force or effect and all copies shall be canceled.

                8.                  Recording.  This Agreement may not be recorded in the Office for Recording of Deeds or in any other office or place of public record without Seller's prior consent.

                9.                  Waiver of Tender.  Tender at the time of Settlement of an executed Deed by Seller and the balance of the Purchase Price by Buyer are hereby mutually waived, but nothing herein contained shall be construed as to relieve Seller from the obligation to deliver the Deed or to relieve Buyer from the concurrent obligation to pay the balance of the Purchase Price.

                10.             Status of Agent.

                (a)               It is expressly understood, covenanted and agreed that:

(i)                Agent is acting as an agent only, and will in no event whatsoever be held liable to either party for the performance of any term or covenant of this Agreement, or for damages for non performance thereof;

(ii)             The duties of Agent are only as herein specifically provided, and, except for the provisions of Paragraph 10(b) hereof, are purely ministerial in nature, and Agent shall incur no liability whatever except for willful misconduct or gross negligence, as long as Agent has acted in good faith;

(iii)           In the performance of its duties hereunder, Agent shall be entitled to rely upon any document, instrument or signatures believed by it to be genuine and signed by either of the other parties or their successors;

                                                                                       8

(iv)            Agent may assume that any person purporting to give any notice of instructions in accordance with the provisions hereof has been duly authorized to do so;

(v)               Agent shall not be bound by any modification, cancellation or rescission of this Agreement unless in writing and signed by Seller, Buyer and Agent;

(vi)            Seller and Buyer each hereby release and indemnify Agent from and against any act done or omitted to be done by Agent in good faith in the performance of its duties hereunder.

               (b)              Agent is acting as a stakeholder only with respect to the Deposit.  If there is any dispute as to whether Agent is obligated to deliver the Deposit or as to whom the Deposit is to be delivered, Agent shall not be required to make any delivery, but in such event Agent may hold the same until receipt by Agent of an authorization in writing, signed by all of the parties having any interest in such dispute, directing the disposition of the Deposit and any interest accrued thereon or until the final determination of the rights of the parties in an appropriate proceeding.  If such written authorization is not given, or proceedings for such determination are not begun within thirty (30) days after Settlement was to have occurred, Agent may, but is not required to, bring an appropriate action or proceeding for leave to deposit the Deposit in court pending such determination.  Title Company shall be reimbursed for all costs and expenses of such action or proceeding by Seller and Buyer including, without limitation, reasonable attorneys' fees and disbursements.  Upon making delivery of the Deposit in the manner provided in this Agreement, Agent shall have no further liability hereunder or to Buyer or Seller.

               (c)              It is expressly understood, covenanted and agreed that:

(i)                Binswanger Southern (N.C.), Inc. ("Agent") is acting as an agent only, and will in no event whatsoever be held liable to either party for the performance of any term or covenant of this Agreement, or for damages for non performance thereof;

(ii)             The duties of Agent are only as herein specifically provided, and are purely ministerial in nature, and Agent shall incur no liability whatever except for willful misconduct or gross negligence, as long as Agent has acted in good faith;

                                                                                           9

(iii)           In the performance of its duties hereunder, Agent shall be entitled to rely upon any document, instrument or signatures believed by it to be genuine and signed by either of the other parties or their successors;

(iv)            Agent may assume that any person purporting to give any notice of instructions in accordance with the provisions hereof has been duly authorized to do so;

(v)               Agent shall not be bound by any modification, cancellation or rescission of this Agreement unless in writing and signed by Seller, Buyer and Agent;

(vi)            Seller and Buyer each hereby release and indemnify Agent from and against any act done or omitted to be done by Agent in good faith in the performance of its duties hereunder;

(vii)          (A)      Seller and Buyer each acknowledge and agree with Agent that Agent (1) is not an expert in construction, engineering or environmental matters; and (2) has not made, has not been asked to make, and shall not make any representations or warranties with respect to, nor (unless otherwise agreed to in writing) conducted investigations of, the condition or suitability of the Property or any adjacent property, or the environmental condition or suitability of the Property or any adjacent property, including without limitation, any representations, warranties, or investigations with respect to whether (A) the Property or any adjacent property is included or proposed for inclusion on any governmental list of hazardous waste sites or has been contaminated by any substance or waste in any manner which requires disclosure and/or remediation under any law, (B) the Property or any adjacent property contains any environmentally sensitive areas, development on or in which could be precluded or limited under any law, including without limitation, wetlands or floodplains, (C) the Property or any adjacent property contains any above or below ground tanks ("Tanks") or any substance or waste whose removal or disposal is subject to special regulation under any law, including, without limitation, any asbestos or polychlorinated biphenyls, or any petroleum or chemicals stored in any Tanks, (D) any revocations of, or notices of violations have been received regarding any permits or licenses necessary to own or operate the Property or any businesses conducted thereon, and (E) any activities on the Property or any adjacent property which are violations of any laws concerning the handling of any substance or waste by reason of its hazardous or toxic characteristics, the disposal of any substance or waste, the discharge of any substance or waste into the soil, air, surface water, or ground water, or the conduct of activities in environmentally sensitive areas.  For purposes of this Agreement, the terms "substance" or "waste"

                                                                                          10

 shall include those materials that  are defined, under any law, as "toxic" or "Hazardous" or as "pollutants" or "contaminants", including but not limited to petroleum products; and

(viii)       The provisions of this Paragraph 10 shall survive the termination of this Agreement.

               11.             Broker.  Seller and Buyer acknowledge that Agent is the sole, moving, efficient and procuring cause of this sale and in consideration of its services in making this sale Seller hereby agrees to pay to Agent, who is agent for Seller, to the order of Binswanger of Pennsylvania, Inc., Two Logan Square, Fourth Floor, Philadelphia, Pennsylvania, 19103, at the time of Settlement hereunder, a brokerage commission in the sum of One Hundred Thousand and 00/100 Dollars ($100,000.00) (the "Commission").

               12.             Default.

               (a)               If Buyer is in default in the observance or performance of its obligations hereunder and fails to cure such default within fifteen (15) days after its receipt of notice thereof from Seller, then Seller shall have the right on or before Settlement to terminate this Agreement and to be paid the Deposit and all interest earned thereon as liquidated damages for such breach.  Upon such termination, Seller and Buyer shall be released from all further liability and obligations hereunder, except Buyer's obligations to return the Property to its prior condition under Section 19, it being understood that Seller's right to terminate this Agreement and to be paid the Deposit shall be the sole remedy available to Seller in the event of Buyer's default.

                (b)              If Seller is in default in the observance or performance of its obligations hereunder and fails to cure such default within fifteen (15) days after its receipt of notice thereof from Buyer, then Buyer shall have the right to either (i) require Seller to pay to Buyer, Buyer's actual damages as a result of Seller's default (in which case, in addition to the payment of such damages, the Deposit and all interest earned thereon shall be paid to Buyer, this Agreement shall terminate and, upon such termination, Seller and Buyer shall be released from all further obligations hereunder, except Buyer's obligation to return the Property to its prior condition under Section 19), or (ii) sue for specific performance of Seller's obligations under this Agreement.

                                                                                         11

                13.             Notices.  All notices to be given to Agent, Seller and/or to Buyer shall be in writing and hand delivered or deposited to a nationally recognized overnight delivery service with receipt, as follows:

Seller:                          Unifi Manufacturing, Inc.
            7201 West Friendly Avenue
            Greensboro, NC 27410
            Attn:    Mr. Charles F. McCoy

Buyer:                         1019 Realty LLC
            35 East 34th Street
            Paterson, New Jersey 07514
            Attn:    President

With a courtesy copy to:          Cole, Schotz, Meisel, Forman & Leonard, P.A.
                       Court Plaza North
                       25 Main Street
                       Hackensack, New Jersey 07601
                       Attn:    Michael E. Jones, Esq.

Provided that the failure to provide a copy, or a delay in doing so, shall not invalidate or delay the effectiveness of notice properly given to Buyer.

Agent:                         Binswanger
           Two Logan Square
           Fourth Floor
           Philadelphia, PA 19103
           Attn: Daniel F. Cullen

                14.             Seller's Approval.  It is understood that this Agreement is made subject to Buyer's receipt of the written approval of Seller's Board of Directors within fourteen (14) days of date of this Agreement.  Seller agrees that in the event such approval is not obtained as herein provided, Buyer may elect, by notice to Seller at any time thereafter, to terminate this Agreement and upon any such termination, Seller and Buyer shall be released from all further liability and obligations hereunder.  The Deposit and any other monies paid hereunder by Buyer to Seller or to Agent shall be returned to Buyer.  Pending such approval, Agent may deposit in its bank account any sum which may have been received from Buyer hereunder and neither such act nor the endorsement of any check received from Buyer shall be taken as making this Agreement effective without the execution by Seller.

                                                                                    12

               15.             Entire Agreement.  This Agreement sets forth all the agreements, promises, warranties, representations, understandings and promises between the parties hereto, and the parties are not bound by any agreements, undertakings or conditions except as expressly set forth herein.  All additions, variations or modifications to this Agreement shall be void and ineffective unless in writing and signed by the parties.

                16.             Successors and Assigns; Assignment.  This Agreement shall extend to, be binding upon, and inure to the benefit of the heirs, executors, administrators and successors of the parties hereto.  Buyer shall not assign this Agreement or any of its rights, duties or obligations hereunder to any other party without Seller's prior consent; provided, however, that Seller shall not unreasonably withhold its consent to an assignment of Buyer's rights under this Agreement to an entity controlling, controlled by or under common control with Buyer ("Affiliate") or to an entity in connection with a financing mechanism such as a synthetic lease, a sale lease-back or installment sale agreement so long as Buyer or an Affiliate is the tenant or equitable owner of the Property after Settlement.

               17.             Governing Law.  This Agreement shall be construed and interpreted in accordance with the laws of the State of South Carolina.

               18.             FIRPTA.  Under Section 1445 of the Internal Revenue Code of 1986 as amended, and the regulations issued thereunder, Buyer is required to withhold up to ten percent (10%) of the Purchase Price of the Property unless the Seller provides Buyer with a "nonforeign certificate" indicating that Seller is not a foreign person for purposes of the Internal Revenue Code.  Agent may be subject to liability if Seller issues a false "nonforeign certificate".  Seller hereby agrees to indemnify and hold harmless Agent from liability for any tax, penalty, interest or other charge imposed upon Agent under Seller resulting from the actions of Seller or Seller's agents.

                19.             Additional Terms.  In addition to the foregoing terms and conditions, the Parties agree to the following terms:

                    (a)               Intentionally Omitted.

                (b)              Draw Winding Contracts- Seller has entered into manufacturing contracts with Dillon Yarn Corporation ("DYC") and American Drawtech Company, Inc. ("ADC") to operate certain draw winding, industrial winding and spun winding machines (collectively the "winding machines") owned by DYC and ADC that remained in the Dillon Plant upon its sale to Seller on January 1, 2007.  The winding operations are referred to as the "winding business". Seller returned operation of the winding business to DYC on July 9,

                                                                                      13

 2007 and DYC assumed all duties related to the manufacture of products and operation of the winding machines as of that date.  As an accommodation to DYC, Seller agreed to retain the personnel needed to operate the winding machines and loan them to DYC until the sale and closing of title to the Property to Buyer (a DYC affiliate). DYC agreed to reimburse Seller for all costs of said employees and any other costs of operation of the winding business.  DYC and ADC have joined in the execution of this Agreement to confirm the foregoing and acknowledge termination of Seller's duties under the manufacturing contracts.  From and after July 9, 2007 until the Settlement, DYC shall maintain reasonable casualty and liability insurance coverage for operation of the winding business in the Dillon Plant and hold Seller harmless of and from all liability for any actions of DYC, its employees and agents and business invitees in connection with DYC's operation of the winding business prior to the Settlement.

               20.             Representations, Warranties and Covenants of Seller.

               (a)               Seller hereby represents, warrants and covenants the following, all of which representations, warranties and covenants shall be true as of the date hereof and as of the Settlement, failing which Buyer may terminate this Agreement, and all of which representations, warranties and covenants shall survive the Settlement:

(i)                Seller has good, and marketable title to the Property as received from Dillon Yarn Corporation ("Dillon") from the acquisition of the Property under the transaction between Seller and Dillon effective January 1, 2007, except for the first and second mortgages to Seller's lenders (which will be released or otherwise terminated at Settlement).  Seller has paid for all labor, materials, architectural services, supplies and equipment, and utilities serving the Property from and after January 1, 2007 for which a lien could arise.  From and after January 1, 2007, to the best of Seller's knowledge, the Property and the use thereof are in compliance with any restrictions, conditions, covenants or agreements applicable to the Property whether contained in any deed, agreement, order or judgment of any judicial or administrative authority or otherwise.  With the exception of this Agreement, there is no outstanding option or right to purchase the Property, or any part thereof.

(ii)             Seller owns the Personal Property free of any liens and/or encumbrances, and at the Settlement will deliver a Bill of Sale to Buyer for the Systems and Building Fixtures and Systems and the Personal Property free of any liens and/or encumbrances.

(iii)           Seller has no knowledge, nor has Seller received any notes or notices of violations of law or municipal ordinances, environmental laws,

                                                                                 14

 orders or requirements noted in or issued by any governmental department having authority with respect to the Property, other than those notified in writing to Buyer by Seller prior to the date hereof.

(iv)            All permits, licenses and approvals required for any work performed on, at or to the Property have been obtained.

(v)               There are no actions, suits or proceedings pending or, to the knowledge of Seller, threatened against or affecting Seller or the Property, at law or in equity, or before any federal, state or municipal governmental or quasi-governmental department, commission, board, bureau, body, authority, official, agency or instrumentality which, if determined adversely to Seller, would in any way affect the Property or the operation thereof.

(vi)            Seller has no knowledge or notice of any application for any zoning change or pending zoning ordinance amendment which would affect the Property.

(vii)          To the best of Seller's knowledge, from and after January 1, 2007, no part of the Property has been used for storage or disposal (whether pursuant to law or otherwise) of any toxic materials (including, without limitation, any radioactive materials) other than such materials generally used in the textile manufacturing processes of Seller's business, such as, lubricants, solvents and normal cleaning products, which materials have been used and stored in compliance with applicable laws, and no part of the Property has been contaminated by such materials.

(viii)       There are no underground storage tanks located on the Property.

(ix)            Seller is a corporation duly organized, validly existing and in good, and has full power and authority to own the Property and the Building Fixtures and Systems and the Personal Property.  Seller is in good standing in each other jurisdiction necessary in order to own the Property and the Building Fixtures and Systems and the Personal Property and to perform its obligations hereunder.

(x)              The execution and delivery of this Agreement by Seller, the performance by Seller of its covenants and agreements hereunder and the consummation by Seller of the transactions contemplated hereby have been or will be duly authorized by all necessary action, unless such authorization is refused under Section 5(f)(1) above.  When executed and delivered by Seller, this Agreement shall constitute a valid and legally binding obligation of Seller

                                                                              15

 enforceable against Seller in accordance with its terms, except as may be limited by bankruptcy, insolvency or other law affecting generally the enforceability of creditors right and by limitation on the availability of equitable remedies.

(xi)            Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated herein, will violate any provision of the certificate of incorporation of Seller or any law, rule, regulation, writ, judgment, injunction, decree, determination, award or other order of any court, government, or governmental agency or instrumentality, domestic or foreign, or conflict with or result in any breach of any of the terms of or the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature pursuant to the terms of any contract or agreement to which Seller is a party or by which Seller or any of the assets of Seller is bound.

(xii)         No tax generated by the Dillon Plant which, subject to extensions, was due on or before the date of Settlement will constitute a lien against the Property.

                (b)              Seller hereby covenants and agrees with Buyer that:

(i)                Seller shall not amend, renew, extend, permit the amendment or extension of the Leases, or any other documents or agreements concerning the Property or the Building Fixtures and Systems or the Personal Property, or permit a default or an event of default thereunder, or in an event or condition which upon notice or the passage of time or otherwise would result in the occurrence of a default or an event of default thereunder, in each case without the prior written consent of Buyer.

(ii)             Seller shall not enter into any other lease for space in the building on the Property, or in any way further encumber the Property, without the prior written consent of Buyer.

(iii)           Seller shall not enter into any contract or other arrangement under which goods, equipment or services are provided, leased, or rendered to the Property which have an expiration date after the Settlement, without the prior written consent of Buyer.

(iv)            Seller shall not remove any Building Fixtures and Systems or Personal Property unless notice thereof is given to Buyer in writing and the same are replaced with similar items of comparable quality and value prior to the Settlement.

                                                                                       16

                21.             Counterparts.  This Agreement may be executed in several counterparts, each of which when executed and delivered may be deemed an original, and all of such counterparts together shall constitute one and the same Agreement.

[BALANCE OF PAGE INTENTIONALLY LEFT BLANK]

17

           IN WITNESS WHEREOF, the corporate parties hereto have caused these presents to be duly executed by their duly authorized officers, the day and year first above written.
SELLER:
UNIFI MANUFACTURING, INC.
Witness: BEN SIRMONS	By: CHARLES F. MCCOY Title: Vice President, Secretary & Gen. Counsel Date: March 11, 2008
BUYER:
1019 REALTY, LLC
Witness: JOSEPHINE GOSMAN	By: MARTIN ROSEN Title: Martin Rosen, Manager Date: 2/29/08
Witness: WILLIAM COHEN	By: STEPHEN WENER Title: Stephen Wener, Manager Date: 2/29/08

The undersigned is joining in this Agreement for the sole purpose of agreeing to be bound by the provisions of Sections 2, 10, 11 and 18 hereof.

AGENT: BINSWANGER SOUTHERN (N.C.), INC. By: DANIEL F. CULLEN Daniel F. Cullen, Vice President

                                                                                  18

DILLON YARN CORPORATION
Witness: WILLIAM COHEN	By: STEPHEN WENER Title: C.E.O. Date: 2/28/08
The undersigned is joining in this Agreement for the sole purpose of agreeing to be bound by the provisions of Section 19(b) hereof.
AMERICAN DRAWTECH COMPANY, INC.
Witness: JOSEPHINE GOSMAN	By: MARTIN ROSEN Title: Pres. Date: 3/3/08